Exhibit 10.31

Commercial Banking

(CARM 220420)

CONFIDENTIAL

Perfect Moment Asia Limited

Flat B 13/F

Gee Chang Hong Centre

65 Wong Chuk Hang Road

Aberdeen Hong Kong	17 June 2022

Attn : Gottschalk, Jane Elizabeth

Dear Sir/Madam

BANKING FACILITIES

With reference to our recent discussions, we are pleased to confirm our agreement to renewing the following facilities. The facilities will be made available subject to (a) the specific terms and conditions outlined herein; (b) the Bank’s Terms and Conditions for Facilities; and (c) the general terms and conditions governing your account(s) with the Bank or (as the case may be) the relationship terms of business. In case of any conflict, the terms of the Facility Letter shall prevail. Definitions contained in the Bank’s Terms and Conditions for Facilities apply to the Facility Letter. The Bank shall have an unrestricted discretion to reduce, cancel or suspend, or determine whether or not to permit drawings in relations to, the facilities. The facilities are subject to review at any time, and also subject to the Bank’s overriding right of repayment on demand including the right to call for cash cover on demand for prospective and contingent liabilities.

The Facility Letter shall replace and supersede any previous facility letter issued by the Bank in connection with the facilities and from the date of acceptance by the Borrower(s) of the Facility Letter, all existing liabilities in respect of the facilities of the Borrower(s) and the rights and obligations of the Borrower and the Bank shall be governed by and construed in accordance with the provisions of the Facility Letter.

Save as stated otherwise, the terms of the Facility Letter shall continue to apply unless we send you a new, revised or supplemental facility letter.

BORROWER(S)

Perfect Moment Asia Limited	[Customer No.848-278974]

The Hongkong and Shanghai Banking Corporation Limited

HSBC Main Building, 1 Queen’s Road Central, Hong Kong

Tel: (852) 2822 1111

Web: www.hsbc.com.hk

Incorporated in the Hong Kong SAR with limited liability

Registered at the Hong Kong Companies Registry No. 263876

Perfect Moment Asia Limited	17 June 2022

FACILITIES				Limit

(1)	Combined Limit for the following facilities within which the following sub-limits apply, provided that the aggregate amount outstanding of such facilities shall at no time exceed the stated combined limit:			USD4,150,000.-

	(a)	Import Facilities (Usance period up to 195 days)		USD4,150,000.-

Within which
		(I)	Loan Against Import (“LAI”) (Maximum Tenor 120 days)	(USD4,150,000.-)

		(II)	Trust Receipts	(USD4,150,000.-)

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

	(b)	Post-Shipment Buyer Loans (Maximum tenor 90 days)		USD800,000.-

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

(2)	Corporate Card			USD40,000.-

SECURITY AND OTHER DOCUMENTATION

The Bank will continue to hold the following security document(s) and other document(s):

1.	An Irrevocable Standby Documentary Credit dated 11 August 2017 for USD4,000,0 00.- from UBS Switzerland AG, Zurich expiring on 31 March 2023 [previously 30April 2022]. Please arrange with the issuing bank to renew the validity of the Standby Documentary Credit one month before its expiry date.

2.	A Guarantee (Limited Amount) dated 14 June 2018 limited to USD3,000,000.- plus default interest and other costs and expenses as further set out in the guarantee from Gottschalk Maximilian Alexander.

Perfect Moment Asia Limited	17 June 2022

3.	A Guarantee (Limited Amount) dated 30 November 2020 limited to USD3,150,000.- plus default interest and other costs and expenses as further set out in the guarantee from Perfect Moment (UK) Limited.

4.	A Guarantee (Limited Amount) dated 7 July 2021 limited to USDl,000,000.- plus default interest and other costs and expenses as further set out in the guarantee from Gottschalk Maximilian Alexander.

FURTHER NOTES

Without prejudicing or affecting the Bank’s right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to the Borrower(s) at any time or determine whether or not to permit drawings in relation to the facilities, the Borrower(s) will, as the case may be:-

1)	give the undertakings set out in the Schedule of Further Notes which will remain in full force until the facilities have been repaid in full; and/or

2)	make the representations and warranties set out in the Schedule of Further Notes which will be deemed repeated daily until the facilities have been repaid in full; and/or

3)	agree to the further conditions as set out in the Schedule of Further Notes.

Perfect Moment Asia Limited	17 June 2022

SCHEDULE OF FACILITIES

IMPORT FACILITIES WITH LOAN AGAINST IMPORT (LAI)

DETAILS

1	For the issuance of Documentary Credits to the Borrower(s)’s suppliers and Import Loan Facilities in either HK Dollars or Foreign Currency, less any usance I credit periods granted by the Borrower(s)’s suppliers.

2	Subject to the Bank’s right at any time to demand immediate repayment of all sums owing by the Borrower(s), advances may be made available:

(a)	in respect of sight documentary credits, for a period up to the maximum tenor as stipulated under the heading “Facilities”; and heading

(b)	in respect of usance documentary credits, for a period up to the maximum tenor as stipulated under the heading “Facilities” less the usance period (i.e. the supplier’s credit finance period) of the relevant documentary credit, commencing from the date that import documents presented under the usance documentary credit are accepted.

3	The Bank may, on an exceptional basis, and subject to such conditions as it may impose from time to time, accept applications for the issuance of documentary credits relating to goods already received by the Borrower(s) but not paid for. Such conditions include (without limitation):

(a)	evidence of delivery being supported by (i) a cargo receipt showing a date on which the goods are actually received or (ii) transport document(s) showing a date of shipment, with such dates referred to in the cargo receipt or transport document (where applicable) not exceeding 90 days before the issue date of the relevant documentary credit; and

(b)	the maximum tenor of the import loan facilities drawn under the documentary credit shall be up to 120-days, less any usance / credit periods granted by the Borrower(s)’s suppliers.

4	Specific invoices to be submitted for any drawdown.

TRUST RECEIPTS

DETAILS

Advances may be made under this Trust Receipt to enable the Borrower(s) to pay import documentary credit, with the associated title documents released to the Borrower(s) against Trust Receipt(s) signed by the Borrower(s).

COMMISSION / FEES

Documentary Credit opening commission for each validity period of six months will continue to be charged as follows:

-	For the first USD50,000.- or its equivalent	0.25%
-	Balance in excess of USD50,000.- or its equivalent	0.125%

Perfect Moment Asia Limited	17 June 2022

PRICING

Interest will continue to be charged on loan(s) or advance(s) (collectively, “loans”, and each a “loan”) in the following currency(ies) at the following interest rate(s):-

HKD:	at HIBOR (as defined under Section 1 (General Section - IBOR referencing facilities) in the attached Appendix (Details of Benchmark Rates)) +3% p.a.

USD:	at USD Reference Rate (as defined under Section 3 (Risk-free rates referencing for trade facilities) in the attached Appendix (Details of Benchmark Rates)) +3.3% p.a.

[ previously Interest charged at London Interbank Offered Rate (LIBOR) + 3% p.a.]

For details of benchmark rates set out above, please refer to the attached Appendix (Details of Benchmark Rates).

Where the Bank agrees to allow any loan in a currency where the pricing is not set out above, the applicable pricing for such loan shall be determined by the Bank at its sole discretion, and the relevant Borrower(s)’ continued utilisation shall be deemed to constitute the Borrower(s)’ acceptance of such pricing.

For this facility, if the interest period does not correspond to the relevant period of the published benchmark rates available for the relevant currency, the Bank may determine the benchmark rate applicable to the loan by reference to the published benchmark rates of available periods in its sole discretion.

The above pricing shall apply to all loans under this facility. But if the interest period of an existing loan under this facility has already commenced prior to the date of this Facility Letter, the above pricing shall not change the interest rate already fixed as applicable to that interest period of the existing loan and interest on that loan shall continue to be calculated on the same basis until the end of the relevant interest period.

Fees and other charges for services under this facility are payable by the Borrower(s) to the Bank at the rates, in the amounts, and at the times set out in the Bank’s tariff book from time to time (which is available upon request by the Borrower(s) and/or can be accessed online at https://www.business.hsbc.com.hk/en-gb/resource-centre/commercial-tariffs).

POST-SHIPMENT BUYER LOANS (II)

DETAILS

1.	A Post-shipment Buyer Loans may be granted to the Borrower(s)’s suppliers for a period up to the maximum tenor as stipulated under the heading “Facilities” (less any usance/credit periods granted by the Borrower(s)’s suppliers), on the conditions that:

(i)	the Bank receives an undertaking that the purchase of services / intangible goods is a genuine trade transaction and that no other financing has been or will be requested or obtained from the Bank or any other financial institution against the suppliers’ invoices financed by the Bank,

(ii)	the Bank receives the original or certified true copy of the pro-forma invoice, the accepted purchase order or such other document acceptable to the Bank, and which clearly stipulates the advance payment terms,

(iii)	the Bank receives written instruction from the Borrower to remit payment directly to the suppliers,

(iv)	the aggregate outstanding amount outstanding is within the above specific limits.

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2.	The Bank will settle the invoices direct on the respective due dates and the proceeds will be remitted or credited directly to the suppliers’ accounts. Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

3.	Drawdown will be against related receipts / invoices / evidence of payment for financing the operating expenses on the import side, which includes but is not limited to: freight costs, logistic fees, advertising expenses, quality inspection fees, warehouse utility, online platform costs, etc., (with the Borrower(s)’s signing (with company chop) on the invoice to certify the service provided).

4.	Transport documents are not required due to the nature of service trade.

5.	Funds to be directly credited to service provider’s account. Should proof of settlement (e.g. payment advice) be provided, proceeds can be credited to self-account for reimbursement.

6.	For utilities payments: written confirmation from the Borrower(s) that the financing being requested relates to costs attributable to cost of goods sold.

COMMISSION / FEES

Handling Commission will continue to be charged as follows:

-	For the first USD50,000.- or its equivalent	0.25%
-	Balance in excess of USD50,000.- or its equivalent	0.0625%

PRICING

Interest will continue to be charged on loan(s) or advance(s) (collectively, “loans”, and each a “loan”) in the following currency(ies) at the following interest rate(s):-

HKD:	at HIBOR (as defined under Section 1 (General Section - IBOR referencing facilities) in the attached Appendix (Details of Benchmark Rates)) +3% p.a.

USD:	at USD Reference Rate (as defined under Section 3 (Risk-free rates referencing for trade facilities) in the attached Appendix (Details of Benchmark Rates)) +3.3% p.a.

[ previously Interest charged at London Interbank Offered Rate (LIBOR) + 3% p.a.]

For details of benchmark rates set out above, please refer to the attached Appendix (Details of Benchmark Rates).

Where the Bank agrees to allow any loan in a currency where the pricing is not set out above, the applicable pricing for such loan shall be determined by the Bank at its sole discretion, and the relevant Borrower(s)’ continued utilisation shall be deemed to constitute the Borrower(s)’ acceptance of such pricing.

Perfect Moment Asia Limited	17 June 2022

For this facility, if the interest period does not correspond to the relevant period of the published benchmark rates available for the relevant currency, the Bank may determine the benchmark rate applicable to the loan by reference to the published benchmark rates of available periods in its sole discretion.

The above pricing shall apply to all loans under this facility. But if the interest period of an existing loan under this facility has already commenced prior to the date of this Facility Letter, the above pricing shall not change the interest rate already fixed as applicable to that interest period of the existing loan and interest on that loan shall continue to be calculated on the same basis until the end of the relevant interest period.

Fees and other charges for services under this facility are payable by the Borrower(s) to the Bank at the rates, in the amounts, and at the times set out in the Bank’s tariff book from time to time (which is available upon request by the Borrower(s) and/or can be accessed online at https://www.business.hsbc.com.hk/en-gb/resource-centre/commercial-tariffs).

CORPORATE CARD

DETAILS

1.	Corporate Cards shall be approved by the Bank and issued to executives of the Borrower(s).

2.	The facility is subject to the terms and conditions governing the Corporate Card Facility in the Bank’s Commercial Card Programme – Employer’s Participation Agreement as may be amended from time to time.

Term SOFR Benchmark Transition Event

For trade facilities, the following section shall apply where interest will be charged on loan(s) or advance(s) at USD Reference Rate (as defined under Section 3 (Risk-free rates referencing for trade facilities) in the attached Appendix (Details of Benchmark Rates)):

(a)	On or after the occurrence of the Term SOFR Benchmark Transition Event, the Bank may amend this pricing section to replace the Term SOFR Screen Rate with a Term SOFR Benchmark Replacement. Any such amendment will become effective on the Term SOFR Effective Date without any further action or consent of the Borrower(s), provided that the Bank has not received written notice of objection to such amendment from the Borrower by 5:00 p.m. (Hong Kong time) on the tenth Business Day after the Bank has provided such amendment to the Borrower(s).

(b)	If the Bank receives written notice of objection in accordance with paragraph (a), the Borrower(s) and the Bank shall promptly enter into negotiations in good faith with a view to agreeing the amendments to this Agreement to replace the Term SOFR Screen Rate with a Term SOFR Benchmark Replacement as soon as reasonably practicable after the Bank has received written notice of objection and in any event within 30 Business Days from the start of such negotiations. Any such amendments will become effective on such date as agreed between the Bank and the Borrower(s) as the Term SOFR Effective Date.

Perfect Moment Asia Limited	17 June 2022

(c)	In connection with the implementation of a Term SOFR Benchmark Replacement, the Bank will have the right to make any consequential changes that the Bank determines are appropriate to reflect the adoption, implementation and administration of such Term SOFR Benchmark Replacement from time to time and any changes to include fallbacks in the event the Term SOFR Benchmark Replacement is not available. Any amendments implementing such changes will become effective after the Bank has provided such amendment to the Borrower(s) without the need for any further action or consent of the Borrower(s).

(d)	The Bank will notify the Borrower(s) if it proposes to exercise its rights under paragraph (a) above following a Term SOFR Benchmark Transition Event. Any determination, decision or election that may be made by the Bank pursuant to this section will be conclusive and binding absent manifest error and may be made in the Banks’s sole discretion.

(e)	The Borrower(s) shall, at the request of the Bank, take such action as is available to it for the purpose of authorising or giving effect to the amendments effected or to be effected pursuant to this section and, if any security or guarantee has been granted in respect of the Facility Letter, to ensure the perfection, protection or maintenance of any such security or guarantee.

(f)	This section shall apply notwithstanding any other provision in the Facility Letter, the facilities remain subject always to the Bank’s right to reduce, suspend, withdraw or make demand for repayment of the whole or any part of such facilities made available to the Borrower(s) at any time and determine whether or not to permit drawings in relation to such facilities.

Perfect Moment Asia Limited	17 June 2022

SCHEDULE OF FURTHER NOTES

This schedule sets out the further points to note for the Borrower(s).

The Borrower(s)’s compliance or otherwise with the following condition(s) precedent, representations, warranties, undertakings or further conditions (as the case may be) will not in any way prejudice or affect the Bank’s right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to the Borrower(s) at any time or determine whether or not to permit drawings in relation to the facilities. By signing the Facility Letter, the Borrower(s) expressly acknowledge that the Bank may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time or determine whether or not to permit drawings in relation to the facilities, notwithstanding the fact that the following conditions precedent, representations, warranties, undertakings and further conditions (as the case may be) are included in the Facility Letter and whether or not the Borrower(s) has complied with any of them.

Representation and Warranties

None of the Borrower(s), any of its subsidiaries, any director or officer or any employee, agent, or affiliate of the Borrower or any of its subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (ii) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, the Crimea region, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea and Syria.

Undertakings

1.	The Borrower(s) will promptly provide to the Bank any financial or other information that the Bank may, from time to time, reasonably request for the purposes of understanding such Borrower’s financial position, business and operations and assessing such Borrower’s ability to meet its obligations and liabilities under the Facility Letter.

2.	To provide audited accounts and financial statements within 180 days of the financial year-end.

3.	Sanctions: The Borrower(s) will not, directly or indirectly, use the proceeds of the facilities set out in the Facility Letter, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the facilities, whether as lender, underwriter, advisor, investor or otherwise).

4.	Anti-bribery and corruption: None of the Borrower(s), nor to the knowledge of the Borrower(s), any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower(s) or any of its/their subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Borrower(s) and, to the knowledge of the Borrower(s), its/their affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. No part of the proceeds of the facilities set out in the Facility Letter will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

Perfect Moment Asia Limited	17 June 2022

Further Conditions

Compliance activity: The Bank and other members of the HSBC Group are required to act in accordance with the laws and regulations and comply with requests of public and regulatory authorities operating in various jurisdictions which relate to, amongst other things: (i) the prevention of money laundering, terrorist financing, corruption, tax evasion and the provision of financial and other services to any persons or entities which may be subject to economic or trade sanctions; or (ii) the investigation or prosecution of, or the enforcement against, any person for an offence against any laws or regulations.

The Bank may take, and may instruct members of the HSBC Group to take, any action which the Bank in its sole and absolute discretion considers appropriate to prevent or investigate crime or the potential breach of sanctions regimes or to act in accordance with relevant laws, regulations, sanctions regimes, international guidance, relevant HSBC Group procedures and/or the direction of any public, regulatory or industry body relevant to any member of the HSBC Group. This includes the interception and investigation of any payment, communication or instruction, and the making of further enquiries as to whether a person or entity is subject to any sanctions regime (“Compliance Activity”).

Neither the Bank nor any member of the HSBC Group will be liable to the Borrower(s) in respect of any loss (whether direct, consequential or loss of profit, data or interest) or delay, suffered or incurred by any party, caused in whole or in part by (i) actions taken, or delays or failure in performing any obligations under the Facility Letter by the Bank, or (ii) any steps taken by the Bank or any member of the HSBC Group, pursuant to Compliance Activity.

“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

Perfect Moment Asia Limited	17 June 2022

APPENDIX: DETAILS OF BENCHMARK RATES

Section 1

General Section - IBOR referencing facilities

Benchmark	Applicable Currency	Definition of Benchmark
Hong Kong Interbank Offered Rate (HIBOR)	HKD

“HIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11:00 am Hong Kong time on the proposed date of advance (or such other time or day if the market practice differs in the Hong Kong interbank market, as determined by the Bank), if any such rate is below zero, HIBOR will be deemed to be zero.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for Hong Kong dollars and for the relevant period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of HIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator” means the Hong Kong Association of Banks or any other person to whom the administrator function of the HIBOR fixing process is transferred from time to time.

Section 2

Risk-free rates referencing for loan facilities- Not used

Perfect Moment Asia Limited	17 June 2022

Section 3

Risk-free rates referencing for trade facilities

Any references in this Section to “utilisation” shall include any loan, advance or other amount advanced by the Bank pursuant to the Facility Letter.

Benchmark	Applicable Currency	Definition of Benchmark
SOFR	USD

“Banking Day” means a day other than:

(a)  a Saturday or Sunday in the State of New York; and

(b) a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for the purposes of trading in US Government securities.

“Business Day” means a day other than a Saturday or Sunday on which banks are open for general business in Hong Kong and:

(a)  in relation to any date for payment or purchase of USD, New York; and

(b)  in relation to the determination of the first day or the last day of an interest period or otherwise in relation to the determination of the length of such an interest period, a Banking Day.

“Central Bank Rate” means for any day:

(a)  the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)  if that target is not a single figure the arithmetic mean of:

(i)  the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii) the lower bound of that target range, provided that a reference to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

“Central Bank Rate Adjustment” means, in relation to any Banking Day, the mean of the spreads (expressed as a percentage rate per annum) over the five most immediately preceding Banking Days for which the Term SOFR Screen Rate has been published of:

(a)  the Term SOFR Screen Rate for that Banking Day; and

(b)  the Central Bank Rate prevailing at close of business on that Banking Day,

as calculated by the Bank excluding the highest spread (and, if there is more than one highest spread, only one of those highest spreads) and lowest spread (or, if there is more than one lowest spread, only one of those lowest spreads).

Perfect Moment Asia Limited	17 June 2022

“Quoted Tenor” means, in relation to the Term SOFR Screen Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Term SOFR Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a simple or compounded risk free rate or, as appropriate, a central bank rate, fixed rate, a term rate or such other rate calculated by the Bank) that has been selected by the Bank giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by a relevant Governmental body (or committee convened by such body) or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Term SOFR Screen Rate and (b) the Term SOFR Benchmark Replacement Adjustment; provided that, if the Term SOFR Benchmark Replacement as so determined would be less than zero, the Term SOFR Benchmark Replacement will be deemed to be zero for the purposes of the Facility Letter.

“Term SOFR Benchmark Replacement Adjustment” means, with respect to the alternate benchmark rate for each applicable interest period, the spread adjustment, or method for determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank for the purpose of adjusting the alternate benchmark rate to make it comparable to the Term SOFR Screen Rate giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for determining such spread adjustment, for the replacement of the Term SOFR Screen Rate with the alternate benchmark rate by a relevant Governmental body (or committee convened by such body) or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, for the replacement of the Term SOFR Screen Rate with the alternate benchmark rate.

“Term SOFR Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Term SOFR Screen Rate for any Quoted Tenor:

(i)   an official public statement which states that the Term SOFR Screen Rate for any Quoted Tenor has ceased or will cease to be published permanently or indefinitely;

(ii)  a public statement by the regulatory supervisor for the administrator of the Term SOFR Screen Rate announcing that the Term SOFR Screen Rate for any Quoted Tenor is no longer representative or from a certain date in the future will no longer be representative;

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(iii) the administrator of the Term SOFR Screen Rate or its supervisor publicly announces that such administrator is insolvent or information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Term SOFR Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Term SOFR Screen Rate for any Quoted Tenor; or

(iv) the administrator of the Term SOFR Screen Rate or its supervisor publicly announcing that the Term SOFR Screen Rate for any Quoted Tenor may no longer be used.

“Term SOFR Effective Date” means (i) the Business Day and time notified by the Bank to the Borrower(s) pursuant to (a) of the “Term SOFR Benchmark Transition Event” section in the Schedule of Facilities as the date and time at which the amendments to be effected pursuant to the “Term SOFR Benchmark Transition Event” section in the Schedule of Facilities become effective and, if there is more than one utilisation, the Bank may specify Term SOFR Effective Dates for each utilisation or (ii) the Business Day and time determined pursuant to paragraph (b) of the “Term SOFR Benchmark Transition Event” section in the Schedule of Facilities, as the date and time at which the amendments to be effected pursuant to the “Term SOFR Benchmark Transition Event” section in the Schedule of Facilities become effective and, if there is more than one utilisation, the date determined for each such utilisation.

“Term SOFR Reference Rate” means, in relation to any utilisation:

(a)   the applicable Term SOFR Screen Rate published two Banking Days (or such other time or day as determined by the Bank if the market practice differs) before the first day of the relevant interest period; or

(b)   if the Term SOFR Screen Rate is not available for that interest period for a period of 5 Banking Days (during which time the most recently available Term SOFR Screen Rate shall be used (to the extent there is one)) and a Term SOFR Benchmark Replacement for the Term SOFR Reference Rate has not been activated in accordance with the “Term SOFR Benchmark Transition Event” section in the Schedule of Facilities, then the percentage rate per annum which is the aggregate of:

(i)   the Central Bank Rate prevailing before the first day of the interest period as determined by the Bank; and

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(ii) the applicable Central Bank Rate Adjustment, (rounded if necessary to four decimal places with 0.00005 being rounded upwards) and if in either case if the rate or aggregate of that rate (as the case may be) is less than zero, the Term SOFR Reference Rate shall be deemed to be zero.

“Term SOFR Screen Rate” means the Term SOFR (secured overnight financing rate) reference rate published by the CME Group Benchmark Administration Limited for a period equal in length to the relevant interest period of the utilisation, provided that:

(a)   if no reference rate corresponds to the tenor of the relevant interest period, the Bank may determine the rate by reference to any published reference rates at its discretion, and

(b)   if CME Group Benchmark Administration Limited ceases to publish such reference rate, the Bank may specify another source which publishes the Term SOFR reference rate.

“USD Reference Rate” means, in relation to any utilisation, the Term SOFR Reference Rate.

Perfect Moment Asia Limited	17 June 2022

TERMS AND CONDITIONS FOR FACILITIES

1.	Interpretation

These terms and conditions are applicable to banking/credit facilities made available by The Hongkong and Shanghai Banking Corporation Limited (the “Bank”, “HSBC” or “we”, which expression shall include its successors and assigns) to the Borrower(s) and shall be read in conjunction with the facility letter, as may be amended from time to time, applicable to the Borrower(s) (together, the “Facility Letter”).

2.	Accrual of Interest & Other Sums

All interest and any other amount accruing under the Facility Letter will accrue daily and in each case is calculated on the basis of the actual numbers of days elapsed and a year of 360 days or 365 days, depending on the market practice for the currency (and as may be adjusted in case of a leap year). Notwithstanding any other provision in the Facility Letter, any interest or other amount accruing under the Facility Letter shall be payable on demand.

3.	Availability and Utilisation

With respect to trade facilities, documents presented to the Bank for drawings must reflect and relate to a genuine transaction. Where documents presented are not in the original form, copies of such documents presented must strictly conform to the original. Please note that drawings without an underlying transaction, or presentation of forged or fraudulent documentation can render companies and/or persons involved liable to prosecution. The Bank may, at its sole and absolute discretion, refuse to allow drawings under a facility if:

(a)	the drawee is considered to be unacceptable to the Bank, or

(b)	the drawee is not on the Bank’s approved list, or

(c)	the transaction in question does not meet the Bank’s operational requirements in respect of the facilities.

4.	Default Interest

Interest will be payable on sums which are overdue, drawings which are in excess of agreed limits and amounts demanded and not paid, at the maximum rate stipulated in the Bank’s tariff book which is accessible at https://www.business.hsbc.com.hk/tariffs. The Bank will provide the Borrower or such relevant guarantor and/or security provider with a hard copy of the tariff book upon request. Interest at the applicable rate will be payable monthly in arrears to the debit of the Borrower(s)’s current account.

5.	Payment

(a)	All payments shall be made by the Borrower(s), the guarantor(s) and/or the security provider(s) to the Bank without set-off, counterclaim, withholding or condition of any kind. If the Borrower(s), the guarantor(s) or such security provider (where applicable) is compelled by law to make such withholding , the sum payable shall be increased so that the amount actually received by the Bank is the amount it would have received if there had been no withholding.

Perfect Moment Asia Limited	17 June 2022

(b)	You shall indemnify us against, and pay to us an amount equal to, any loss, liability or cost which we determine will be or has been (directly or indirectly) suffered for or on account of Tax in connection with the Facility Letter, our services or our transactions with you or in respect of your account, together with any interest, penalty, cost or expense incurred in connection therewith.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

6.	Security and Disclosure

6.1	The Bank shall proceed to register (where applicable) in Hong Kong, security provided to the Bank in connection with facilities made available to the Borrower(s) or at the request of the Borrower(s). The costs and expenses, if any, will be charged to the account of the Borrower(s). Where the security provided to the Bank requires registration or filing outside Hong Kong, the Borrower undertakes that it shall, and where applicable, shall procure that such registration or filing of security is attended to and completed in a timely way so as to preserve the security interest of the Bank. The Bank shall be entitled to demand that evidence of such filing and/or registration be provided to it. All costs in connection with the aforesaid overseas filing and/or registration (as the case may be) shall be for the account of the Borrower(s).

6.2	By accepting the Facility Letter, the Borrower(s) is deemed to have consented to the Bank providing a copy of the Facility Letter, related security documents, the Borrower’s latest statement of account, related documents evidencing the obligations to be guaranteed or secured by a guarantor or third party security provider, information on the outstanding liabilities (whether actual or contingent) or such other information to (a) a guarantor or third party security provider, such guarantor or third party security provider’s solicitors and other professional advisers; and (b) whom the bank assigns or transfers (or may potentially assign or transfer) all or part of its rights and obligations under the Facility Letter.

6.3	Without prejudicing the rights of the Bank under other agreements with the Borrower(s), the Bank is entitled to provide any information relating to any of the account(s) of the Borrower(s) held with the Bank and any facilities which the Bank may provide to the Borrower(s) from time to time or the conduct of such account and/or facilities and/or other information concerning the Borrower(s) relationship with the Bank to any other company or office which belongs to or is part of the HSBC Group.

6.4	The Bank shall be entitled to have solicitors of its choice appointed to prepare the necessary documentation relating to the Facility Letter and/or the security to be provided. All their charges and disbursements incurred in this respect will be for the Borrower(s)’s account. Any filing fees and fees incurred in obtaining a legal opinion will also be for Borrower(s)’s account.

6.5	If the Bank is satisfied that all liabilities owed by the Borrower(s) to the Bank have been irrevocably paid in full and that all facilities which might give rise to such liabilities have terminated, subject to the Bank’s right to retain any guarantee or security provided to it for such period as the Bank considers (in its sole discretion) necessary, the Bank may, at the request and cost of the Borrower(s) or the relevant guarantor and/or security provider, release, reassign or discharge (as appropriate) such guarantee or security.

Perfect Moment Asia Limited	17 June 2022

7.	Costs and Expenses

7.1	The Borrower(s) shall promptly on demand pay the Bank the amount of all costs and expenses (including legal fees), stamp duties, taxes, other charges and registration costs incurred by the Bank in connection with the negotiation, preparation and execution of the Facility Letter, security document(s) and/or any documentation relating to the facilities.

7.2	If the Borrower(s) requests an amendment, waiver or consent, the Borrower(s) shall, within three business days of demand, reimburse the Bank for the amount of all costs and expenses (including legal fees) incurred by the Bank in responding to, evaluating, negotiating or complying with that request or amendment.

7.3	The Borrower(s) shall, within three business days of demand, pay to the Bank the amount of all costs and expenses (including legal fees), stamp duties, taxes, other charges and registration costs incurred by the Bank in connection with the enforcement of, or the preservation of any rights under the Facility Letter, security document(s) and/or any documentation relating to the facilities.

7.4	If the effect of or a change in any law or regulation is to increase the cost to the Bank of advancing, maintaining or funding the facility(ies) or to reduce the effective return to the Bank, the Bank may require payment on demand of such amounts as the Bank consider necessary as compensation therefor.

8.	Indemnity

8.1	Any amount received or recovered by the Bank in respect of any sum expressed to be due to the Bank from the Borrower in a currency other than the currency of denomination in which payment is due (the “Intended Currency”) shall only constitute a discharge to it to the extent of the amount in the Intended Currency which the Bank is able, in accordance with its usual practice, to purchase with the amount so received or recovered in such other currency on the date of that receipt.

8.2	The Borrower(s) shall pay and, within three business days of demand, indemnify the Bank against any cost, loss or liability that the Bank incurs in relation to or as a result of:

(a)	a failure by the Borrower(s) to pay any amount due under the Facility Letter on its due date; or

(b)	if the Facility Letter allows prepayment, such loan not being prepaid in accordance with a notice of prepayment given by the Borrower.

9.	Assignment

The Bank may assign its rights and transfer all or any part of its rights and obligations hereunder or under any Facility Letter to any person by delivering to the Borrower(s) a notice in writing. Such transfer shall take effect as from the effective date as specified in the notice and the Bank shall thereafter be released from such obligations. No assignment or transfer of any right, benefit or obligation in the Facility Letter shall be made by the Borrower(s) in any way.

10.	Pari Passu

The Borrower(s), the guarantor(s) and security provider(s) (where applicable) shall ensure that at all times the claims of the Bank under the facilities rank at least pari passu with the claims of all other unsecured creditors, except for claims preferred by mandatory provisions of law.

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11.	Prima facie

Any certification or determination by the Bank of a rate or amount under the Facility Letter is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

12.	Banking (Exposure Limits) Rules - exposures to connected parties

The Banking (Exposure Limits) Rules (Cap. 155S) and the related regulations in Hong Kong have imposed on the Bank certain limitations on advances to persons related to HSBC Group. In accepting the Facility Letter, the Borrower(s) should, to the best of its (their) knowledge, advise the Bank whether it is in any way related or connected to the HSBC Group. In the absence of such advice, the Bank will assume that the Borrower(s) is not so related or connected. The Bank would also ask, that if the Borrower(s) becomes aware that it (they) becomes so related or connected in future, that the Borrower( s) immediately advises the Bank in writing. You may refer to the reference page for information on whether you may be considered as related or connected to the HSBC Group.

13.	Governing Law and Third Party Rights

13.1	The Facility Letter (including the schedule(s), where applicable), and these terms and conditions shall be governed and construed in accordance with the laws of the Hong Kong Special Administrative Region.

13.2	The Borrower(s) submits to the non-exclusive jurisdiction of the Hong Kong courts.

13.3	No person other than the Bank and the Borrower(s) will have any right under the Contracts (Rights of Third Party) Ordinance to enforce or enjoy the benefit of any of the provisions of the terms and conditions of the Facility Letter.

14.	Process Agent

Without prejudice to any other mode of service allowed under any relevant law, each Borrower (other than a Borrower incorporated in Hong Kong (if the Borrower is a company) and a Borrower who is domiciled in Hong Kong (if the Borrower is an individual)):

(a)	irrevocably appoints the company stated after the Borrower’s signature below as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with the Facility Letter, security document(s) and /or documentation relating to the facilities; and

(b)	agrees that failure by a process agent to notify the relevant Borrower of the process will not invalidate the proceedings concerned.

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ACCEPTANCE

Please arrange for the authorised signatories of the Borrower(s), in accordance with the terms of the mandate given to the Bank, to sign and return the duplicate copy of the Facility Letter with Appendix(ces) to signify the Borrower(s)’s understanding and acceptance of the terms and conditions under which these facilities are granted.

We have shared and discussed with you the relevant risk disclosure document(s) about the demise of or possible changes to certain interest rate benchmarks (such as LIBOR). By signing this letter, you acknowledge that you understand the implications and risks of the changes referred to in the relevant risk disclosure document(s ). We enclose a copy of the relevant risk disclosure document(s) again for your easy reference.

The facilities will remain open for acceptance until the close of business on 8 July 2022 and if not accepted by that date will be deemed to have lapsed.

Yours faithfully

For and on behalf of

The Hongkong and Shanghai Banking Corporation Limited

/s/ Alson Kam

Alson Kam

Vice President

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Encl

Acceptance and Confirmation

We, Perfect Moment Asia Limited, confirm our acceptance of the offer and all terms and conditions contained above (including the Schedules and Terms and Conditions for Facilities attached thereto).

For and on behalf of

Perfect Moment Asia Limited

Signature	/s/ Max Gottschalk	Signature	/s/ Andre Keijsers

Name	Max Gottschalk	Name	Andre Keijsers

Title	Director	Title	Director

Date	30/6/22	Date	30/6/22

Perfect Moment Asia Limited	17 June 2022

Reference Page

(This is for your reference only and are not intended to be contractual terms.

You may also access the Banking (Exposure Limits) Rules at

https://www.elegislation.gov.hk/hk/cap155S)

The Borrower may be considered as related or connected to the HSBC Group if you/it are/is:

a)	a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

b)	a relative of a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

c)	a firm, partnership or non-listed company in which a member of the HSBC Group or any of the following entities is interested as director, partner, manager or agent:

(i)	a controller, minority shareholder controller or director of a member of the HSBC Group;

(ii)	a relative of a controller, minority shareholder controller or director of a member of the HSBC Group; or

d)	a natural person, firm, partnership or non-listed company to whom a member of the HSBC Group has provided a financial facility if any of the following entities is a guarantor of the facility:

(i)	a controller, minority shareholder controller or director of a member of the HSBC Group;

(ii)	a relative of a controller, minority shareholder controller or director of a member of the HSBC Group.

Relevant definitions

1)	A person has “control” if such person is:

(A)	an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act, or

(B)	a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary, and “controller” means either an “indirect controller” or a “majority shareholder controller”.

2)	“employee” includes permanent full time, permanent part-time, fixed-term full time, fixed-term part-time staff and international assignees.

3)	“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

Perfect Moment Asia Limited	17 June 2022

4)	“minority shareholder controller” in relation to a company, means any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, 10% or more, but not more than 50%, of the voting power at any general meeting of the company or of another company of which it is a subsidiary.

5)	“relative” in relation to a natural person, means the following:

(A)	a parent, grandparent or great grandparent;

(B)	a step-parent or adoptive parent;

(C)	a brother or sister;

(D)	the spouse;

(E)	if the person is a party to a union of concubinage—the other party of the union;

(F)	a cohabitee;

(G)	a parent, step-parent or adoptive parent of a spouse;

(H)	a brother or sister of a spouse;

(I)	a son, step-son, adopted son, daughter, step-daughter or adopted daughter; or

(J)	a grandson, granddaughter, great grandson or great granddaughter.

Below QR code & Unique ID is for Bank use only

UniqueID: 965839bd-b840-417b-a324-60ca2a7e2b72